Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Covalent Group, Inc. and subsidiaries on Form S-8 of our report dated March 29, 2004, appearing in the Annual Report on Form 10-K of Covalent Group, Inc. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

May 20, 2004